Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Emtec, Inc. of our report dated November 24, 2010, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Emtec, Inc. for the year ended August 31, 2010.

/s/ McGladrey & Pullen, LLP

Blue Bell, Pennsylvania
March 14, 2011